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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Teladoc Health, Inc. for the registration of 931 shares of its common stock and to the incorporation by reference therein of our reports dated February 26, 2020, with respect to the consolidated financial statements of Teladoc Health, Inc., and the effectiveness of internal control over financial reporting of Teladoc Health, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
November 5, 2020

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm